EXHIBIT 11

                   [ON DAMEN FINANCIAL CORPORATION LETTERHEAD]

   VIA FACSIMILE AND FEDERAL EXPRESS

   January 7, 1998
   John M. Klimek, Esq.
   Fishman, Merrick, Miller, Genelly,
     Springer, Klimek & Anderson, P.C.
   90 North LaSalle Street
   Suite 3500
   Chicago, IL 60602

   Dear Mr. Klimek:

   Damen Financial Corporation (the "Company") is in receipt of your letter dated January 5, 1998 in which you argued that your client's attempted director nominations and stockholder proposal were in compliance with the Company's bylaws. However, as was made very clear in my letters dated December 23, 1997 and January 2, 1998, the Company cannot accept the nominations or allow the presentation of the proposal because they do not comply with the Company's bylaws.

   The Company's response to the Rule 14a-7 request is begin made directly to the parties who made such request.

   Sincerely,

   /s/ Janine M. Poronsky

   Janine M. Poronsky
   Vice President and Secretary

   cc:  Paul J. Duggan

   JMP/mc